Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION

(EMBARGOED UNTIL NOTIFIED)

CONTACTS:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS NET INCOME

FOR THE FOURTH QUARTER OF 2017

Milwaukee, Wisconsin

January 17, 2018

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $1.9 million or $0.04 per diluted share in the fourth quarter of 2017 compared to $4.1 million or $0.09 per diluted share in the same quarter of last year. On a full-year basis Bank Mutual Corporation (“Bank Mutual”) reported net income of $13.5 million or $0.30 per diluted share in 2017 compared to $17.0 million or $0.37 per diluted share in the same twelve-month period in 2016. The fourth quarter and full-year results of operations in 2017 each include a negative adjustment of $4.4 million to Bank Mutual’s net deferred tax asset as of December 31, 2017. This adjustment resulted from recent legislation that reduced the corporate federal income tax rate, as more fully described later in this release. Also included in Bank Mutual’s fourth quarter and full-year results of operations were $472,000 and $1.7 million, respectively, in expenses related to its pending merger with Associated Banc-Corp (“Associated,” NYSE: ASB), which was announced in a prior quarter.

Excluding the after-tax impact of the merger related expenses and deferred tax adjustment noted in the previous paragraph, Bank Mutual’s earnings during the three and twelve months ended December 31, 2017, would have been $6.6 million and $19.1 million, respectively. Relative to the 2016 periods, Bank Mutual’s results of operations in 2017 were positively impacted by higher net interest income, a favorable change in provision for (recovery of) loan losses, higher brokerage, advisory, and insurance revenue, increased gains on sales of real estate held for investment, lower occupancy, equipment, and data processing costs, and a decline in other non-interest expenses. In addition, fourth quarter results in 2017 were favorably impacted by lower compensation-related expenses and the full-year results were favorably impacted by lower advertising and marketing expense compared to the prior year. The favorable developments in the 2017 periods were partially offset by a decrease in mortgage banking revenue and a decrease in loan-related fees compared to the same periods in 2016. In addition, the fourth quarter of 2017 was unfavorably impacted by higher advertising and marketing expense compared to the same period in the prior year. Finally, the full-year results in 2017 included a $197,000 loss on the sale of five retail branch offices, as well as an increase in compensation-related expenses and higher net losses and expenses on foreclosed real estate.

1

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, commented, “Our core operating results were strong in the fourth quarter due in part to continued declines in our non-performing and other classified assets.” He continued, “We feel very good about the quality of the loan portfolio we are bringing into the pending merger with Associated.” Mr. Baumgarten added, “We also feel good about the profitability of the existing book of business we are bringing to Associated, as evidenced by the improvement in net interest margin to 3.15% in the fourth quarter.” He concluded, “We believe the future is bright for the combination of these two exceptional financial institutions and we look forward to working with Associated to complete the integration.”

Bank Mutual’s net interest income increased by $1.3 million or 7.0% and $4.7 million or 6.5% during the three- and twelve-month periods ended December 31, 2017, respectively, compared to the same periods in 2016. Included in the three- and twelve-month periods in 2016 were $221,000 and $1.3 million, respectively, in call premiums that Bank Mutual received on mortgage-related securities that were called by the issuer in those periods. Excluding these call premiums, net interest income in the three- and twelve-month periods of 2017 increased by $1.5 million or 8.3% and $6.0 million or 8.4% compared to the same periods in 2016. This increase was caused in part by an increase in Bank Mutual’s average earning assets, which increased by $109.4 million or 4.6% during the twelve months ended December 31, 2017, compared to the same period in 2016. This increase was primarily attributable to an increase in average loans receivable. Also contributing to the increase in net interest income in the 2017 periods was an improvement in Bank Mutual’s net interest margin, excluding the impact of the aforementioned call premiums. Finally, an increase in funding from non-interest bearing checking accounts also contributed to the increase in net interest income in the 2017 periods.

Bank Mutual’s net interest margin was 3.15% and 3.09% during the three- and twelve-month periods ended December 31, 2017, respectively, which compared to 3.00% and 2.98% during the same periods in 2016 (excluding three and five basis points of benefit related to the aforementioned call premiums in the three- and twelve-month periods of 2016, respectively). Management has noted in recent periods that increases in the yield on Bank Mutual’s earning assets have exceeded the increases in its cost of funds. This has occurred in an environment of rising interest rates, due in part to increases in the fed funds rate by the Federal Reserve. Management attributes the increases in Bank Mutual’s net interest margin to an overall interest rate risk exposure that is asset sensitive. That is, management believes that the sensitivity of Bank Mutual’s earning assets to changes in market interest rates is greater than its interest-bearing liabilities.

Bank Mutual’s provision for (recovery of) loan losses was $(722,000) in the fourth quarter of 2017 compared to $1.0 million in the same quarter last year. On a full-year basis, provision for loan losses was $829,000 in 2017 compared to $3.0 million in 2016. The recovery in the fourth quarter of 2017 and the lower loss provision during the full-year of 2017 was primarily attributable to a decrease in Bank Mutual’s non-performing and other classified loans during the periods, as noted later in this release. Also contributing was the nominal level of net charge-offs during these periods.

Deposit-related fees and charges increased by $85,000 or 3.0% during the three months ended December 31, 2017, compared to the same period in 2016. On a full-year basis, deposit-related fees declined by $108,000 or 0.9% in 2017 compared to 2016. Deposit-related fees and charges consist of overdraft fees, ATM and debit card fees, merchant processing fees, account service charges, and other revenue items related to services performed by Bank Mutual for its retail and commercial deposit customers.

2

Brokerage, advisory, and insurance revenue was $853,000 during the fourth quarter of 2017, which was $207,000 or 32.0% higher than the same quarter in the prior year. On a full year basis this source of revenue was $3.2 million in 2017, which was $40,000 or 1.3% higher than 2016. This revenue item generally consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, fees earned for investment advisory services, and commissions earned on sales of personal and business insurance products. Management attributes the recent fluctuations in this revenue line item to changes in commissions earned from sales of tax-deferred annuities and other sources of transaction-based income. In recent periods management has begun to shift the mix of revenue in this line of business from commission income, which tends to be transaction-based, to advisory fee income, which is generally based on assets under management rather than execution of individual transactions.

Mortgage banking revenue, net, was $648,000 and $3.0 million during three- and twelve-month periods ended December 31, 2017, respectively. This compared to $926,000 and $4.2 million during the same periods in 2016, respectively. The following table presents the components of mortgage banking revenue, net, for the periods indicated:

	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
	(Dollars in thousands)
Gross loan servicing fees	$593	$625	$2,431	$2,540
MSR amortization	(362)	(522)	(1,462)	(2,158)
Loan servicing revenue, net	231	103	969	382
Gain on loan sales activities, net	417	823	2,080	3,866
Mortgage banking revenue, net	$648	$926	$3,049	$4,248

Loan servicing revenue, net, increased during the three- and twelve-month periods in 2017 compared to the same periods in 2016. These increases were primarily caused by a decline in amortization of mortgage servicing rights (“MSRs”). These declines were caused by generally higher market interest rates for one- to four-family loans in 2017, which has resulted in reduced loan prepayment activity and slower amortization of the related MSRs compared to the prior year. The favorable impact of this development was partially offset by declines in gross servicing fees in the 2017 periods due to an overall decline in loans serviced for third-party investors. As of December 31, 2017, Bank Mutual serviced $943.3 million in loans for third-party investors compared to $997.0 million one year earlier.

Gain on loan sales activities, net, was $417,000 and $2.1 million during the three- and twelve-month periods ended December 31, 2017, respectively, compared to $823,000 and $3.9 million during the same periods in 2016. Bank Mutual typically sells most of the fixed-rate, one- to four-family mortgage loans that it originates. Market interest rates for one- to four-family loans have been higher in recent periods, which is a development that typically results in lower originations and sales of such loans.

3

Loan-related fees were $443,000 and $1.9 million during the three and twelve months ended December 31, 2017, respectively. These amounts compared to $1.8 million and $5.8 million during the same periods in 2016, respectively. The largest source of fees in this revenue category has historically been interest rate swap fees related to commercial loan relationships. Bank Mutual mitigates the interest rate risk associated with certain of its loan relationships by executing interest rate swaps, the accounting for which results in the recognition of a certain amount of fee income at the time the swap contracts are executed. The decrease in loan-related fees in the 2017 periods was primarily due to reduced originations of multi-family, commercial real estate, and construction loans, which are the types of loans that generate most of Bank Mutual’s interest rate swap fees.

During the three- and twelve-month periods ended December 31, 2017, Bank Mutual recorded $163,000 and $488,000 in gains on the disposition of real estate that it held for investment purposes, respectively. This compared to $12,000 in the twelve-month period of the prior year.

In the third quarter of 2017 Bank Mutual completed the sale of five retail branch offices to another financial institution, which included $46.1 million in deposits and $13.0 million in loans associated with the offices. Bank Mutual recorded a loss of $197,000 on this transaction. In addition, during the twelve months ended December 31, 2017, Bank Mutual also recorded $187,000 in one-time costs related to this transaction, as well as its decision to consolidate two other retail branch offices into other offices earlier in the year. These costs consisted primarily of asset disposition costs, employment severance costs, data processing costs, and professional fees.

Compensation-related expenses were $10.3 million and $42.8 million during the three and twelve months ended December 31, 2107, respectively, compared to $10.7 million and $41.8 million during the same periods in 2016, respectively. The increase in compensation-related expenses for the full-year of 2017 was due in part to normal annual merit increases granted to most employees at the beginning of 2017. Also contributing were certain signing bonuses and commission guarantees that Bank Mutual paid to a team of four experienced residential loan originators that it recruited from another financial institution earlier in the year. Finally, contributing to a lesser degree was higher share-based compensation and employer 401k contributions in the 2017 periods compared to the same periods in the prior year. These developments were partially offset by reduced staffing levels caused by the aforementioned sale of five retail banking offices, as well as the consolidation of two other retail banking offices earlier in the year. Also contributing to the decrease in staffing levels in the fourth quarter of 2017 was a general decrease in the number of employees as a consequence of the pending merger with Associated, primarily through attrition.

Occupancy, equipment, and data processing expenses decreased by $590,000 or 16.6% and $66,000 or 0.5% during the three and twelve months ended December 31, 2017, respectively, compared to the same periods in 2016. These declines were due in part to lower costs resulting from the aforementioned sale of five retail banking offices in the third quarter of 2017, as well as the consolidation of two other retail banking offices earlier in the year. Also contributing to the decrease in the fourth quarter was lower real estate tax expense due to recent reassessments.

Advertising and marketing-related expense was $245,000 and $2.1 million during the three and twelve months ended December 31, 2017, respectively, compared to $100,000 and $2.4 million during the same periods in 2016. Although spending on advertising and marketing in the fourth quarter was higher than the same period in 2016, spending in 2017 was lower on a full-year basis and was in line with management expectations for the year.

4

Net losses and expenses on foreclosed real estate were $121,000 and $141,000 during the three-month periods ended December 31, 2017 and 2016, respectively. Net losses and expenses during the twelve-month periods ended as of those same dates were $408,000 and $222,000, respectively. In general, Bank Mutual has experienced only modest gains, losses, and expenses on foreclosed real estate in recent periods due to relatively low levels of foreclosed properties and improved market conditions.

During the three and twelve months ended December 31, 2017, Bank Mutual recorded $472,000 and $1.7 million in expenses related to its pending merger with Associated. These expenses consisted primarily of professional advisory, consulting, and legal fees.

Other non-interest expense was $1.9 million in the fourth quarter of 2017 compared to $2.6 million in the same quarter of last year. In the full-year comparison, these expenses were $8.3 million in 2017 compared to $9.6 million in 2016. The 2016 quarter and full-year periods included $417,000 and $758,000, respectively, in prepayment penalties related to the early retirement of certain fixed-rate advances from the FHLB of Chicago in those periods. Other non-interest expense also declined in the 2017 periods due in part to lower ATM and card processing charges compared to the same periods in 2016.

Income tax expense was $7.9 million and $2.7 million during the fourth quarters of 2017 and 2016, respectively, and was $14.4 million and $10.1 million during the full year periods in 2017 and 2016, respectively. In December of 2017 the U.S. Congress passed, and the President signed into a law, new tax reform legislation that, among other things, reduced the maximum corporate federal income tax rate from 35% to 21%. Although this reduction is expected to benefit future earnings, it resulted in a negative adjustment to Bank Mutual’s net deferred tax asset of $4.4 million because such asset had been valued using the former income tax rate of 35%.

Excluding the impact of the $4.4 million deferred tax adjustment, Bank Mutual’s income tax expense was $3.5 million and $10.0 million during the three and twelve months ended December 31, 2017, respectively. Using these amounts, the effective tax rates (“ETRs”) for the quarter periods were 36.1% and 39.9% in 2017 and 2016, respectively, and for the full-year periods were 35.9% and 37.4%, respectively. Bank Mutual’s ETR will vary from period to period because of certain tax deductions related to the impact of non-taxable revenue items, such as earnings from BOLI and tax-exempt interest income, as well as the impact of vesting of restricted stock grants and exercises of certain stock options by employees and directors.

Bank Mutual’s total assets decreased by $9.5 million or 0.4% during the twelve months ended December 31, 2017. This decrease was partially funded by a $26.4 million decline in other borrowings, which consist of advances from the Federal Home Loan Bank (“FHLB”) of Chicago. Also contributing to the decline in these borrowings was a $9.4 million increase in deposit liabilities during the year. Bank Mutual’s total shareholders’ equity was $287.0 million at December 31, 2017, compared to $286.6 million at December 31, 2016.

Bank Mutual’s loans receivable decreased by $3.7 million or 0.2% during the twelve months ended December 31, 2017. During this period decreases in commercial real estate loans, construction loans (net of the undisbursed portion), and home equity loans were substantially offset by increases in multi-family loans, one- to four-family permanent loans, and commercial and industrial loans.

5

Bank Mutual’s deposit liabilities increased by $9.4 million or 0.5% during the twelve months ended December 31, 2017. During the year Bank Mutual increased brokered certificates of deposits by $61.8 million as an alternative funding source to borrowing from the FHLB of Chicago. These brokered deposits funded a $45.2 million or 8.1% decrease in money market accounts in 2017, as well as a modest decrease in other deposit liabilities. These latter decreases were due in part to the aforementioned purchase and assumption of $46.1 million in deposit liabilities by another financial institution in the third quarter of 2017.

Bank Mutual’s shareholders’ equity was $287.0 million at December 31, 2017, compared to $286.6 million at December 31, 2016. During the year the increase in equity caused by net income was almost entirely offset by regular cash dividends, as well as an increase in accumulated other comprehensive loss. The latter change was primarily the result of an increase in Bank Mutual’s pension obligation due to a decrease in the discount rate used to value such obligation. The book value of Bank Mutual’s common stock was $6.23 per share at December 31, 2017, compared to $6.27 at December 31, 2016. This decline was principally due to an increase in the number of shares outstanding during the year.

Bank Mutual’s non-performing loans were $5.0 million or 0.26% of loans receivable as of December 31, 2017, compared to $8.2 million or 0.42% of loans receivable as of December 31, 2016. Non-performing assets, which includes non-performing loans, were $5.7 million or 0.22% of total assets and $11.2 million or 0.42% of total assets as of these same dates, respectively. Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to non-performing assets, at December 31, 2017, management was closely monitoring $47.6 million in additional loans that were classified as either “special mention” or “substandard” in accordance with Bank Mutual’s internal risk rating policy. This amount compared to $68.6 million at December 31, 2016. As of December 31, 2017, most of Bank Mutual’s additional classified loans were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. Management does not believe any of these loans were impaired as of December 31, 2017.

Bank Mutual’s allowance for loan losses was $20.4 million or 1.05% of total loans at December 31, 2017, compared to $19.9 million or 1.03% of total loans at December 31, 2016. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 406.0% at December 31, 2017, compared to 242.5% at December 31, 2016. The increase in this percentage in 2017 was due primarily to the decrease in non-performing loans, as previously mentioned. Management believes the allowance for loan losses at December 31, 2017, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation’s stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. As of December 31, 2017, its subsidiary bank operated 57 banking locations in Wisconsin and one in Minnesota.

* * * * *

6

Cautionary Statements

This release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” “optimistic,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this release is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond the Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: the possibility that the proposed merger with Associated may not be completed in a timely manner or at all; general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry; regulatory actions either generally or specifically related to Bank Mutual associated with safety and soundness, compliance, loan concentrations, or technology concerns that could restrict Bank Mutual’s freedom of operations; regulators’ strict expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends, share repurchases, or otherwise, to maintain or achieve those levels; recent, pending, and/or potential rulemaking or various federal regulatory agencies that could affect Bank Mutual or the Bank; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism or other global conflicts; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2016 Annual Report on Form 10-K, under the caption “Forward Looking Statements” in Bank Mutual’s Current Report on Form 8-K filed on July 20, 2017, and under the caption “Risk Factors” in Bank Mutual’s Schedule 14A, “Definitive Proxy Statement,” filed on September 15, 2017.

7

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	December 31	December 31
	2017	2016
ASSETS
Cash and due from banks	$34,480	$31,284
Interest-earning deposits	22,072	18,803
Cash and cash equivalents	56,552	50,087
Mortgage-related securities available-for-sale, at fair value	379,910	371,880
Mortgage-related securities held-to-maturity, at amortized cost (fair value of $91,391 in 2017 and $94,266 in 2016)	91,047	93,234
Loans held-for-sale	1,896	5,952
Loans receivable (net of allowance for loan losses of $20,386 in 2017 and $19,940 in 2016)	1,939,251	1,942,907
Mortgage servicing rights, net	6,163	6,569
Other assets	164,217	177,895

Total assets	$2,639,036	$2,648,524

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,874,157	$1,864,730
Borrowings	412,737	439,150
Advance payments by borrowers for taxes and insurance	4,245	4,770
Other liabilities	60,866	53,233
Total liabilities	2,352,005	2,361,883
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2017 and 2016
Issued and outstanding - none in 2017 and 2016	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2017 and 2016
Issued - 78,783,849 shares in 2017 and 2016
Outstanding - 46,049,461 shares in 2017 and 45,691,790 in 2016	788	788
Additional paid-in capital	483,052	484,940
Retained earnings	175,070	171,633
Accumulated other comprehensive loss	(16,725)	(11,139)
Treasury stock - 32,734,388 shares in 2017 and 33,092,059 in 2016	(355,154)	(359,581)
Total shareholders' equity	287,031	286,641

Total liabilities and equity	$2,639,036	$2,648,524

8

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2017	2016	2017	2016
Interest income:
Loans	$20,677	$18,277	$79,402	$70,782
Mortgage-related securities	2,611	2,745	10,114	11,867
Investment securities	170	130	622	467
Interest-earning deposits	49	8	101	32
Total interest income	23,507	21,160	90,239	83,148
Interest expense:
Deposits	2,084	1,442	6,854	5,761
Borrowings	1,660	1,249	6,339	5,039
Advance payment by borrowers for taxes and insurance	-	-	1	1
Total interest expense	3,744	2,691	13,194	10,801
Net interest income	19,763	18,469	77,045	72,347
Provision for (recovery of) loan losses	(722)	1,012	829	2,998
Net interest income after provision for (recovery of) loan losses	20,485	17,457	76,216	69,349
Non-interest income:
Deposit-related fees and charges	2,925	2,840	11,417	11,525
Brokerage, advisory, and insurance revenue	853	646	3,215	3,175
Mortgage banking revenue, net	648	926	3,049	4,248
Loan-related fees	443	1,773	1,926	5,774
Income from bank-owned life insurance ("BOLI")	439	430	1,756	1,817
Gain on real estate held for investment	163	-	488	12
Net loss on sale of retail branch offices, loans, and deposits	-	-	(197)	-
Other non-interest income	152	108	333	293
Total non-interest income	5,623	6,723	21,987	26,844
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,254	10,674	42,774	41,829
Occupancy, equipment, and data processing costs	2,969	3,559	13,626	13,692
Advertising and marketing	245	100	2,074	2,392
Federal deposit insurance premiums	306	337	1,335	1,415
Losses and expenses on foreclosed real estate, net	121	141	408	222
Merger-related expenses	472	-	1,735	-
Other non-interest expense	1,923	2,584	8,273	9,577
Total non-interest expense	16,290	17,395	70,225	69,127
Income before income tax expense	9,818	6,785	27,978	27,066
Income tax expense	7,949	2,707	14,434	10,112
Net income	$1,869	$4,078	$13,544	$16,954

Per share data:
Earnings per share-basic	$0.04	$0.09	$0.30	$0.37
Earnings per share-diluted	$0.04	$0.09	$0.29	$0.37
Cash dividends paid	$0.055	$0.055	$0.220	$0.2150

9

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Loan Originations and Sales	2017	2016	2017	2016
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$9,679	$12,634	$75,975	$69,271
Commercial real estate	4,593	28,435	13,998	102,014
Multi-family	2,733	14,248	40,616	133,216
Construction and development	108,944	46,647	219,917	232,071
Total commercial loans	125,949	101,964	350,506	536,572
Retail loans:
One- to four-family first mortgages	20,124	26,686	116,581	108,630
Home equity	6,329	8,168	34,260	32,429
Other consumer	269	328	1,319	1,993
Total retail loans	26,722	35,182	152,160	143,052
Total loans originated for portfolio	$152,671	$137,146	$502,666	$679,624

Mortgage loans originated for sale	$18,196	$41,363	$82,728	$153,863

Mortgage loan sales	$20,259	$43,196	$86,836	$151,185

	December 31	December 31
Loan Portfolio Analysis	2017	2016
Commercial loans:
Commercial and industrial	$245,308	$241,689
Commercial real estate	337,123	375,459
Multi-family real estate	591,277	506,136
Construction and development loans:
Commercial real estate	46,321	34,125
Multi-family real estate	248,985	328,186
Land and land development	9,813	12,484
Total construction and development	305,119	374,795
Total commercial loans	1,478,827	1,498,079
Retail loans:
One- to four-family first mortgages
Permanent	463,744	457,014
Construction	45,890	42,961
Total one- to four-family first mortgages	509,634	499,975
Home equity loans:
Fixed term home equity	92,816	105,544
Home equity lines of credit	62,948	70,043
Total home equity loans	155,764	175,587
Other consumer loans:
Student	5,741	6,810
Other	11,006	11,373
Total consumer loans	16,747	18,183
Total retail loans	682,145	693,745
Gross loans receivable	2,160,972	2,191,824
Undisbursed loan proceeds	(199,901)	(227,537)
Allowance for loan losses	(20,386)	(19,940)
Deferred fees and costs, net	(1,434)	(1,440)
Total loans receivable, net	$1,939,251	$1,942,907

Loans serviced for others	$943,293	$996,985

10

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
Non-Performing Loans and Assets	2017	2016
Non-accrual commercial loans:
Commercial and industrial	$205	$989
Commercial real estate	1,805	2,839
Multi-family	257	274
Construction and development	354	148
Total commercial loans	2,621	4,250
Non-accrual retail loans:
One- to four-family first mortgages	1,576	3,191
Home equity	493	442
Other consumer	76	46
Total non-accrual retail loans	2,145	3,679
Total non-accrual loans	4,766	7,929
Accruing loans delinquent 90 days or more	255	295
Total non-performing loans	5,021	8,224
Foreclosed real estate and repossessed assets	692	2,943
Total non-performing assets	$5,713	$11,167
Non-performing loans to loans receivable, net	0.26%	0.42%
Non-performing assets to total assets	0.22%	0.42%

	December 31	December 31
Special Mention and Substandard Loans	2017	2016
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$22,898	$16,377
Commercial real estate	24,214	41,394
Multi-family	1,357	11,699
Construction and development	405	1,355
Total commercial loans	48,874	70,825
Retail loans:
One- to four-family first mortgages	3,154	5,549
Home equity	494	442
Other consumer	76	46
Total retail loans	3,724	6,037
Total	$52,598	$76,862

	Twelve Months Ended
	December 31
Activity in Allowance for Loan Losses	2017	2016
Balance at the beginning of the period	$19,940	$17,641
Provision for (recovery of) loan losses	829	2,998
Charge-offs:
Commercial and industrial	(31)	(107)
Commercial real estate	(130)	(179)
Multi-family	-	-
Construction and development	-	-
One- to four-family first mortgages	(89)	(133)
Home equity	(20)	(101)
Other consumer	(367)	(396)
Total charge-offs	(637)	(916)
Recoveries:
Commercial and industrial	1	6
Commercial real estate	18	33
Multi-family	32	30
Construction and development	2	-
One- to four-family first mortgages	77	47
Home equity	52	35
Other consumer	72	66
Total recoveries	254	217
Net charge-offs	(383)	(699)
Balance at end of period	$20,386	$19,940
Net charge-offs to average loans, annualized	0.02%	0.04%

	December 31	December 31
Allowance Ratios	2017	2016
Allowance for loan losses to non-performing loans	406.01%	242.46%
Allowance for loan losses to total loans	1.05%	1.03%

11

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
Deposit Liabilities Analysis	2017	2016
Non-interest-bearing checking	$307,258	$309,137
Interest-bearing checking	245,853	238,142
Savings accounts	233,815	234,038
Money market accounts	513,740	558,905
Certificates of deposit	573,491	524,508
Total deposit liabilities	$1,874,157	$1,864,730

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Selected Operating Ratios	2017	2016	2017	2016
Net interest margin (1)	3.15%	3.03%	3.09%	3.03%
Net interest rate spread	3.00%	2.92%	2.96%	2.94%
Return on average assets	0.28%	0.62%	0.51%	0.66%
Return on average shareholders' equity	2.56%	5.66%	4.66%	5.93%
Efficiency ratio (2)	62.71%	69.05%	69.36%	69.70%
Non-interest expense as a percent of average assets	2.44%	2.64%	2.63%	2.67%
Shareholders' equity to total assets at end of period	10.88%	10.82%	10.88%	10.82%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense excluding merger-related expenses by the sum of net interest income, and non-interest income excluding gains on real estate held for investment and loss on sale of retail branch offices, loans, and deposits for the periods indicated.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Other Information	2017	2016	2017	2016
Average earning assets	$2,506,937	$2,436,213	$2,494,922	$2,385,479
Average assets	2,672,223	2,636,800	2,674,884	2,585,254
Average interest bearing liabilities	2,008,249	1,967,584	2,009,994	1,969,402
Average shareholders' equity	292,260	288,310	290,463	285,751
Weighted average number of shares outstanding:
As used in basic earnings per share	45,619,338	45,310,655	45,558,596	45,219,573
As used in diluted earnings per share	46,164,516	45,810,221	46,082,766	45,675,910

	December 31	December 31
	2017	2016
Number of shares outstanding (net of treasury shares)	46,049,461	45,691,790
Book value per share	$6.23	$6.27

12